Exhibit 4.3(c)

Exhibit A-3

FORM OF CONVERTIBLE PROMISSORY Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THIS NOTE HAS NOT BEEN AND WILL NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY TO MEMBERS OF THE PUBLIC IN THE CAYMAN ISLANDS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND THE SECURITIES LAWS OF ANY OTHER STATE OR JURISDICTION.

AEOLUS ROBOTICS CORPORATION

CONVERTIBLE PROMISSORY NOTE

US$21,070 September 30, 2024

FOR VALUE RECEIVED, Aeolus Robotics Corporation, a Cayman Islands company (the “Company”) unconditionally promises to pay to the order of GigaMedia Limited, a Singapore company (the “Holder”), the principal of Twenty-One Thousand and Seventy U.S. dollars (US$21,070) (the “Principal Amount”), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with the Interest (as defined below) from the date of this convertible note (the “Note”) on the unpaid principal balance until the Principal Amount is paid in accordance with Section 3 hereof (or converted, as provided in Section 4 hereof).

This Note is issued pursuant to that certain Convertible Note Purchase Agreement dated March 15th, 2024 (the “Purchase Agreement”) by and between the Company and the Holder, and the resolutions of the board of directors and shareholders of the Company passed on or about the same date, and is subject to the provisions thereof. Any capitalized term used but not defined herein shall have such meaning ascribed to them in the Purchase Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.
Interest. Subject to Section 4 hereof, the interest (the “Interest”) shall accrue from the date of the Note on the unpaid Principal Amount at a rate of four point five percent

(4.5%) on an annual non-compound basis, computed on the basis of actual calendar days elapsed and a year of 365 days, subject to the terms and conditions of this Note.
2.
Maturity and Extension. The Principal Amount plus all accrued and unpaid Interest thereon shall be due and payable on the day which is twenty-four (24) months from the date hereof (the “Original Maturity Date”), except and to the extent all or a portion of this Note shall have been previously repaid, redeemed or converted pursuant to Sections 3 and 4 hereof. The Original Maturity Date may be extended for an additional twelve (12) months by the Company at its sole discretion by giving written notice to the Holder at least thirty (30) days prior to the Original Maturity Date (the last day of such extended period of the Note is referred to as the “Extended Maturity Date.”) (The Extended Maturity Date together with the Original Maturity Date shall be collectively referred to as the “Maturity Date.”)
3.
Repayments.
(a)
Form of Payment. All payments of Principal Amount and Interest (other than payment by way of conversion) shall be made in U.S. dollars to the Holder and be remitted to the bank account specified by Holder in a written notice delivered to the Company.
(b)
Repayment. Except for the portion of the Principal Amount which has been converted into Conversion Shares (as defined below), the total outstanding Principal Amount of the Note plus all accrued and unpaid Interest thereon shall be due and payable upon the date that is the earlier of: (i) the Maturity Date; or (ii) upon the occurrence of an Event of Default (as defined below)., or (iii) upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Seventh Amended and Restated Memorandum and Articles of Association).
(c)
Prepayment. Subject to providing a prior written notice to the Holder (the “Prepayment Notice”) of at least sixty (60) days (the “Prepayment Notice Period”) and the Holder’s right to convert this Note as prescribed in Section 4 hereof, the Company may redeem all or a portion of this Note at any time before the Maturity Date, upon the payment of the all or a portion of outstanding Principal Amount and Interest under the Note.
4.
Conversion Rights. Subject to the terms and conditions of the Notes, all or a portion of the Principal Amount under the Note may be convertible into, where applicable and as further detailed herein, ordinary shares (the “Ordinary Shares”) of the Company, which shall be fully paid and nonassessable, and shall have the same characters, rights and privileges of ordinary shares or the preferred shares as provided in the Amended and Restated Memorandum and Articles of Association of the Company (the converted Ordinary Shares and/or Preferred Shares are referred to as “Conversion Shares”). For the avoidance of doubt, in the event that any portion of the Principal Amount is converted into the Conversion Shares, all the Interest accrued but unpaid on such portion of Principal Amount shall be waived.
(a)
Automatic Conversion. This Note shall automatically be converted into Ordinary Shares at the conversion price of zero point one U.S. dollars (US$0.1) per share (the “Conversion Price”) upon the date of filing formal application of a Qualified IPO (as defined in the Company’s Seventh Amended and Restated Memorandum and Articles of Association) or an earlier date as reasonably requested by the lead underwriter(s) of such Qualified IPO, which occurs on or before the Maturity Date.

(b)
Optional Conversion.
(i)
Option upon Prepayment. At any time before the Maturity Date, if the Holder receives a Prepayment Notice from the Company, at the Holder’s option and discretion, all or a portion of the outstanding Principal Amount under this Note may be converted into Ordinary Shares at the Conversion Price, provided that the Holder shall give prior written notice to the Company before the end of the Prepayment Notice Period, and that such amount to be converted by the Holder shall be no greater than the prepayment amount specified in the Prepayment Notice.
(ii)
Option upon Deemed Liquidation Event. At any time before the Maturity Date, the Company shall give the Holder a written notice within seven (7) days after the board of directors of the Company resolves to enter into any Deemed Liquidation Event, and at the Holder’s option and discretion, all or a portion of the outstanding Principal Amount under this Note may be converted into Ordinary Shares at the Conversion Price, provided that (a) a written notice is given to the Company by the Holder within twenty-one (21) days after it receives said notice from the Company of such Deemed Liquidation Event, and (b) the conversion shall take place on or immediately before the closing of such Deemed Liquidation Event.
(iii)
Option upon Maturity. On the Original Maturity Date or, if the Original Maturity Date is extended by the Company pursuant to Section 2 hereof, on the Extended Maturity Date, at the Holder’s option and discretion, if the Note remains outstanding, all or a portion of the outstanding Principal Amount under the Note may be converted into Ordinary Shares at the Conversion Price, provided that a prior written notice of at least thirty (30) days is given to the Company by the Holder.
(c)
Conversion Price Adjustment. If the Company, at any time while this Note is outstanding: (A) pays a dividend or otherwise makes a distribution in shares of the Company or any securities of any Group Company which entitle the holder thereof to acquire the shares of the Company; or (B) conducts a share split, reverse share split or similar event, then the Conversion Price shall be appropriately adjusted.
(d)
Conversion Process. If the Holder decides to exercise the conversion rights hereunder, the Holder shall send a written conversion request notice to the Company during the applicable notice period pursuant to Section 4(b) hereof. The Company shall take all necessary and appropriate actions as promptly as possible to convert the applicable portion of the outstanding Principal Amount owing under this Note into the Conversion Shares. Upon such conversion, the Holder shall surrender this Note to the Company.
(e)
Issuance of Certificates. As soon as is reasonably practicable after a conversion has been effected, the Company shall deliver to Holder a certificate or certificates representing the number of the Conversion Shares (excluding any fractional share) issuable by reason of such conversion.
(f)
Issuance Costs. The issuance of certificate(s) for shares of capital stock issuable upon conversion of this Note shall be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of capital stock. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.
(g)
No Fractional Shares. If any fractional share of capital stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.
(h)
Documents. The conversions under this Section 4 shall be made in accordance with the terms and conditions set forth in the share subscription agreement and other documents in relation to the subscription (the “Conversion Documents”), including but without limitations to the shareholders’ agreement and the amended and restated memorandum and articles of association of the Company to be provided by the Company upon the conversion, where applicable. In connection with the conversions under this Section 4, the Holder agrees to execute and deliver to the Company any Conversion Documents reasonably requested by the Company.
(i)
Compliance with Laws and Regulations. The Company shall take all such actions as may be necessary to assure that all Conversion Shares issued upon conversion pursuant hereto may be so issued without violation of any applicable law or governmental regulation or any requirement of any domestic securities exchange upon which such shares of capital stock may be listed.
(j)
Termination of Rights. All rights with respect to this Note shall terminate upon the valid issuance of the Conversion Shares credited as paid up in full upon the conversions pursuant to this Section 4, whether or not this Note has been surrendered and whether or not all share subscription, shareholders’ agreement, or other agreements have been executed and delivered by the Holder to the Company.
(k)
Conditions to Conversion. The conversion of the Note pursuant to this Section 4 shall be subject to both the Company and the Holder obtaining all permits, authorizations, approvals or consents of, notice to or registration with any governmental authority or regulatory body or other person in relation to transactions contemplated under or as required by the Note and applicable laws. Each Party agrees to provide necessary assistance to the other Party for it to obtain from the relevant governmental and regulatory authority the approvals required to convert the Note into the Conversion Shares at the other Party’s reasonable request. In the event that the approvals cannot be obtained, the Holder may assign the Note and its rights and obligations hereunder to a third party acceptable to and agreed by the Company, provided that the Company may not unreasonably withhold its consent.
5.
Default.
(a)
Events of Default. For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:
(i)
the default by the Company in the payment of the aggregate Principal Amount and Interest when due and payable and such failure continues for a period of five (5) days;
(ii)
a material breach by the Company of its representations, warranties, obligations or covenants contained in the Purchase Agreement or a material breach by Company of the terms of this Note, which if capable of remedy has not been remedied within ten (10) days of written notice to the Company of such breach;
(iii)
a Liquidation Event (as defined in the Company’s Seventh Amended and Restated Memorandum and Articles of Association); or
(iv)
the commencement of the bankruptcy proceedings against the Company.
(b)
Consequences of Events of Default. If any Event of Default occurs before Maturity Date for any reason, whether voluntary or involuntary, and be continuing, the Company shall notify Holder in writing within five (5) days after learning of an Event of Default. Upon the occurrence or existence of any Event of Default and at any time thereafter, all outstanding Principal Amount and Interest will become immediately due and payable by the Company to the Holder.
6.
Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if the Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the Principal Amount owing hereunder, or if such excessive interest exceeds the unpaid balance of the Principal Amount, such excess shall be refunded to the Company.
7.
Priority. The Note shall rank pari passu, without preference or priority of any kind over, with all other present and future unsubordinated and unsecured senior indebtedness of the Company.
8.
Amendment and Waiver. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written agreement of the Company and the Holder.
9.
Notices. All notices, requests, waivers and other communications made pursuant to this Note shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

if to the Company:

Address: 9-1th Floor, No 168, Ruiguang Road,

Neihu District, Taipei 114

Taiwan

Attention: Aaron Chao / Yating Yang

if to the Purchaser:

Address: 8th Floor, No.22, Lane 407, Section 2,

Tiding Boulevard Neihu District, Taipei 114.

Taiwan

Attention: Jack Wang

10.
Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
11.
Transferability. Unless otherwise agreed by the Company in writing, except as expressly permitted pursuant to Section 4(k), the Holder may not sell, transfer, assign, dispose of, realize, create any encumbrance over any part of the Note or enter into any agreement that will directly or indirectly constitute or be deemed as selling, transferring, assigning, disposing of, realizing, or creating any encumbrance over any part of the Note.
12.
Governing Law; Dispute Resolutions. This Note is to be construed in accordance with and governed by the laws of the Republic of China. Any unresolved controversy or claim arising out of or relating to this Agreement or the Note shall be submitted to the exclusive jurisdiction of Taipei District Court, Taiwan for the first instance. The non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable attorneys’ fees.
13.
Time of Essence. Time is of the essence of this Note.
14.
Purchase Agreement. This Note incorporates by reference all the terms of the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first above written.

Company:

Aeolus Robotics Corporation

By: /s/ Tsong Jung Lee

Name: Tsong Jung Lee

Title: DIRECTOR

[Signature page to convertible PROMISSORY note